Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES SECOND QUARTER 2009 RESULTS AND DECLARES THIRD QUARTER 2009 DIVIDEND

Boston, Massachusetts, August 4, 2009.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported second quarter 2009 results.  Net income for the quarter ended June 30, 2009 was $15.0 million, or $0.96 per diluted share, compared to $20.9 million, or $1.28 per diluted share, for the comparable 2008 period.  Net income for the six months ended June 30, 2009 was $26.9 million, or $1.69 per diluted share, compared to $40.0 million, or $2.45 per diluted share, for the comparable 2008 period.  Safety’s book value per share increased to $39.20 at June 30, 2009 compared to $37.17 at December 31, 2008.  Safety paid $0.40 per share in dividends to investors during both the quarters ended June 30, 2009 and 2008.  Safety paid $1.60 per share in dividends to investors during the year ended December 31, 2008.

Direct written premiums for the quarter ended June 30, 2009 decreased by $2.2 million, or 1.4%, to $149.6 million from $151.8 million for the comparable 2008 period.  Direct written premiums for the six months ended June 30, 2009 decreased by $25.0 million, or 7.8%, to $295.1 million from $320.1 million for the comparable 2008 period. The 2009 decrease occurred primarily in our personal and commercial automobile lines, which experienced decreases of 7.4% and 7.3%, respectively, in average written premium per exposure.  The decrease in our personal automobile line was primarily as a result of rate decreases totaling 6.7% which we filed under the competitive pricing system introduced to the private passenger automobile market in Massachusetts beginning April 1, 2008. Partially offsetting these decreases was an increase in average written premium per exposure in our homeowners line of 3.4%.

Net written premiums for the quarter ended June 30, 2009 decreased by $7.3 million, or 4.9%, to $141.0 million from $148.3 million for the comparable 2008 period.  Net written premiums for the six months ended June 30, 2009 decreased by $30.6 million, or 9.8%, to $281.9 million from $312.5 million for the comparable 2008 period. These decreases were due to the factors that decreased direct written premiums combined with decreases in premiums assumed from Commonwealth Automobile Reinsurers (“CAR”), and partially offset by decreases in premiums ceded to CAR.  Written premiums assumed and ceded to CAR decreased as a result of the phase-out of the CAR personal automobile reinsurance pool, which was replaced by an assigned risk plan, the Massachusetts Automobile Insurance Plan (“MAIP”).  Beginning with policy effective dates after March 31, 2009, all personal automobile business was eligible for MAIP and could no longer be ceded to CAR.

Net earned premiums for the quarter ended June 30, 2009 decreased by $15.7 million, or 10.7%, to $131.3 million from $147.0 million for the comparable 2008 period.  Net earned premiums for the six months ended June 30, 2009 decreased by $31.0 million, or 10.4%, to $266.7 million from $297.7 million for the comparable 2008 period.  These decreases were due to the factors that decreased direct and net written premiums. The effect of assumed and ceded premiums on net written and net earned premiums is presented in the attached tables.

Net investment income for the quarter ended June 30, 2009 was $10.7 million compared to $11.2 million for the comparable 2008 period.  Net investment income for the six months ended June 30, 2009 was $21.1 million compared to $22.7 million for the comparable 2008 period. Average cash and investment securities (at cost) increased by $10.1 million, or 1.0%, to $1,059.5 million for the quarter ended June 30, 2009 from $1,049.4 million for the comparable 2008 period.  Net effective annualized yield on the investment portfolio was 4.0% during the six months ended June 30, 2009 compared to 4.3% for the comparable 2008 period. Our duration increased to 3.3 years at June 30, 2009 from 3.2 years at December 31, 2008.

We continue to hold no subprime mortgage debt securities.  All of our mortgage-backed securities are either U.S. Government or Agency guaranteed or are rated Aaa/AAA.  During the six months ended June 30, 2009, we purchased 1,028,536 of our common shares on the open market under our share buyback program at a cost of $32.4 million.  As of June 30, 2009, we maintained $57.3 million in cash and cash equivalents and we have no outstanding debt.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended June 30, 2009 were 65.8%, 30.1% and 95.9% compared to 62.0%, 30.3% and 92.3% for the comparable 2008 period.  Loss, expense and combined ratios calculated under GAAP for the six months ended June 30, 2009 were 67.2%, 30.2% and 97.4% compared to 62.8%, 29.9% and 92.7% for the comparable 2008 period. The loss ratio increased for the quarter and six months ended June 30, 2009 primarily as a result of a decrease in our personal automobile earned premiums per exposure. Total prior year favorable development included in the pre-tax results for the quarter and six months ended June 30, 2009 was $9.6 million and $18.1 million, respectively, compared to prior year favorable development of $5.5 million and $14.7 million, respectively, for the comparable 2008 periods.

On August 4, 2009, the Board of Directors approved and declared a quarterly cash dividend of $0.40 per share on the issued and outstanding common stock, payable on September 15, 2009 to shareholders of record at the close of business on September 1, 2009.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2008 Form 10-K with the SEC on March 13, 2009 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2008 filed with the SEC on March 13, 2009.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share data)

	June 30,	December 31,
	2009	2008
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $982,299 and $929,836)	$994,533	$920,171
Equity securities, at fair value (cost: $9,569 and $8,419)	9,558	8,040
Short term securities at amortized cost which approximates fair value	—	82,928
Total investment securities	1,004,091	1,011,139
Cash and cash equivalents	57,276	60,451
Accounts receivable, net of allowance for doubtful accounts	147,197	138,792
Accrued investment income	10,100	9,957
Taxes recoverable	2,404	5,300
Receivable from reinsurers related to paid loss and loss adjustment expenses	9,602	10,835
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	69,034	76,489
Ceded unearned premiums	17,498	21,620
Deferred policy acquisition costs	49,630	46,687
Deferred income taxes	10,582	18,986
Equity and deposits in pools	26,092	23,578
Other assets	14,432	13,983
Total assets	$1,417,938	$1,437,817

Liabilities
Loss and loss adjustment expense reserves	$450,959	$467,559
Unearned premium reserves	300,834	289,695
Accounts payable and accrued liabilities	33,719	51,111
Payable for securities purchased	3,679	—
Payable to reinsurers	11,512	8,291
Other liabilities	15,546	17,790
Total liabilities	816,249	834,446

Shareholders' equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,610,054 and 16,464,530 shares issued	166	165
Additional paid-in capital	142,357	140,261
Accumulated other comprehensive income (loss), net of taxes	7,945	(6,528)
Retained earnings	491,169	476,989
Treasury stock, at cost; 1,260,549 and 232,013 shares	(39,948)	(7,516)
Total shareholders' equity	601,689	603,371
Total liabilities and shareholders' equity	$1,417,938	$1,437,817

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net earned premiums	$131,306	$147,002	$266,656	$297,750
Net investment income	10,706	11,207	21,128	22,735
Net realized gains (losses) on investments	1	2,072	(317)	2,103
Finance and other service income	4,293	4,515	8,381	9,013
Total revenue	146,306	164,796	295,848	331,601

Losses and loss adjustment expenses	86,393	91,078	179,275	186,948
Underwriting, operating and related expenses	39,548	44,474	80,620	88,939
Interest expenses	21	18	43	37
Total expenses	125,962	135,570	259,938	275,924

Income before income taxes	20,344	29,226	35,910	55,677
Income tax expense	5,329	8,295	9,051	15,701
Net income	$15,015	$20,931	$26,859	$39,976

Earnings per weighted average common share:
Basic	$0.96	$1.29	$1.69	$2.46
Diluted	$0.96	$1.28	$1.69	$2.45

Cash dividends paid per common share	$0.40	$0.40	$0.80	$0.80

Number of shares used in computing earnings per share:
Basic	15,629,005	16,264,110	15,896,939	16,235,919
Diluted	15,648,355	16,316,703	15,916,826	16,290,874

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Written Premiums
Direct	$149,582	$151,774	$295,059	$320,118
Assumed	454	10,402	9,388	24,992
Ceded	(9,075)	(13,904)	(22,531)	(32,591)
Net written premiums	$140,961	$148,272	$281,916	$312,519

Earned Premiums
Direct	$138,050	$151,001	$276,709	$302,717
Assumed	6,035	12,745	16,599	28,995
Ceded	(12,779)	(16,744)	(26,652)	(33,962)
Net earned premiums	$131,306	$147,002	$266,656	$297,750